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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                 SCHEDULE 14D-9



                Solicitation/Recommendation Statement Pursuant to
             Section 14(d)(4) of the Securities Exchange Act of 1934

                        SPLASH TECHNOLOGY HOLDINGS, INC.
                            (Name of Subject Company)

                        SPLASH TECHNOLOGY HOLDINGS, INC.
                      (Name of Person(s) Filing Statement)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of Class of Securities)

                                    848623104
                      (CUSIP Number of Class of Securities)

                              KEVIN M. MACGILLIVRAY
                             CHIEF EXECUTIVE OFFICER
                        SPLASH TECHNOLOGY HOLDINGS, INC.
                               555 DEL REY AVENUE
                               SUNNYVALE, CA 94086

                                 (408) 328-6300

           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Person Filing Statement)

                                 with a copy to:


                              KURT J. BERNEY, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304

/X/ CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER